Exhibit 10.1

AMENDMENT 1 TO

SPIRE DEFERRED INCOME PLAN

WHEREAS, Spire Inc. (the “Company”) adopted the Spire Inc. Deferred Income Plan effective January 1, 2005, which was most recently amended effective January 1, 2019 (the “Plan”);

WHEREAS, the Company has retained the right to amend the Plan; and

WHEREAS, the Company wishes to amend the Plan to add a restorative contribution for certain Participants who receive a lesser 401(k) plan matching contribution by making deferrals under the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective as of November 1, 2024, as set forth herein.

1.
Section 4(b) of the Plan is amended and restated to read as follows:

(b)
Employees’ and Officers’ Deferrals: Participants other than Directors may defer (i) a percentage of Base Salary that shall not exceed the Maximum Base Salary Deferral Percentage for the applicable Plan Year, (ii) up to 90% of Annual Incentive Compensation, and (iii) up to 100% of Annual Equity Compensation. However, with respect to the equity grant that occurs in November 2024, Participants may only elect to defer up to 100% of time-based restricted stock units and may not elect to defer any performance contingent stock units. Notwithstanding the foregoing, no Deferral Election shall be permitted to the extent such Deferral Election is inconsistent with Code Section 409A.

2.
Except as otherwise provided in this amendment, the provisions of the Plan remain in full force and effect.

This amendment is adopted this 16th day of October, 2024.

SPIRE INC.

By:	/s/ Courtney Vomund

Name:	Courtney Vomund

Title:	Vice President, Chief Administrative
Officer & Corporate Secretary